Exhibit 19.1
Life 360, Inc.
Insider Trading Policy
(Effective - February 27, 2025)
Purpose and Executive Summary
Life360, Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Because you may receive material information that is not yet publicly available (“MNPI”) about the Company or other publicly traded companies, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) to promote compliance with insider trading laws.
Insider trading happens when someone who is in possession of MNPI buys or sells securities on the basis of that information or discloses MNPI to someone else who may trade on the basis of that information.
For the purposes of this Policy, “securities” means CHESS Depositary Interests, shares of common stock, par value $0.001 per share (“shares”), restricted stock units (“RSUs”), debentures, options to subscribe for or purchase new shares and options over existing shares, warrant contracts and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes as well as other derivatives relating to the shares. As explained in more detail herein, exercising options alone, without trading them, is not subject to the rules and restrictions of this Policy.
If you are considering trading Company securities, please keep these four key points in mind:
●Never buy or sell, or encourage or enable another person to buy or sell, our (or any other publicly traded company’s) securities based on MNPI;
●Never make recommendations to buy or sell our (or any other publicly traded company’s) securities based on MNPI;
●Keep all MNPI confidential, including from your family and friends; and
●When in doubt about whether you have MNPI, ask before trading.
In addition to the foregoing, the following requirements apply to executive officers, directors and other Designated Insiders (defined herein):
●Never trade Company securities during a designated “Blackout Period” (defined herein);
●Designated Insiders must get pre-approval to trade any Company securities from the General Counsel and Chief Financial Officer (both, the “Authorized Officers” or each, a “Authorized Officer”) prior to trading any securities, see section “Additional Restrictions Applicable to Designated Insiders” below for pre-approval process;

Exhibit 19.1
●Executive officers and directors must also notify the Authorized Officers of the details of any sale of Company securities that they or their associates1 initiate within one business day.
In addition, it is the policy of the Company that no person subject to this Policy who, in the course of their relationship with the Company, learns of any confidential information that is material to another publicly traded company with which the Company does business, including a customer, supplier, partner or collaborator of the Company, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.
Additional details, limitations and restrictions are detailed herein. You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our Authorized Officers can answer any questions you may have and will assist with implementing, interpreting and enforcing this Policy and pre-clearing trading activities of certain people.
Persons Covered by This Policy
This Policy applies to employees, contractors, consultants and Board members of the Company and its subsidiaries. It also applies to:
●Immediate family members of our employees, contractors, consultants and Board members residing in the same household and any such persons residing in a different household but whose transactions in the Company’s securities are directed by or are subject to influence or control by our employees, contractors, consultants and Board members; and
●Entities such as venture capital funds, partnerships, trusts and corporations whose transactions in the Company’s securities are influenced, directed or controlled by our employees, contractors, consultants and Board members.
(together, “Insiders”).
You are responsible for all such applicable transactions and you should ensure that your immediate family members and any entities associated or affiliated with you are aware of this Policy and the need to confer with you before they trade in Company securities.
An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person security holder, and includes any person (other than a tenant or employee) sharing the household of that person.
Additional trading restrictions in this Policy apply to our executive officers, directors and other individuals who are not executive officers or directors but who have regular access to MNPI in the normal course of their job (collectively, “Designated Insiders”). The list of Designated Insiders may be modified by either of our Authorized Officers.
If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material.
1 “Associates” are immediate family members of executive officers and directors and anyone otherwise subject to their influence or control (including household members) as well as entities such as venture capital funds, partnerships, trusts and corporations whose transactions in the Company’s securities are influenced, directed or controlled by our executive officers and directors.

Exhibit 19.1
What This Policy Covers
The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI, recommending, encouraging or enabling others to buy or sell our stock or other securities on the basis of that MNPI, or disclosing MNPI to someone else knowing (or where the person should have reasonably known) that the other person will, or is likely to, use that information to trade, or enable someone else to trade, on the basis of that information.
“Material Information” is information about our Company, positive or negative, that a reasonable stockholder or person would consider important in making a decision to trade the Company’s securities, or would expect to effect the price or value of the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business. There is no clear standard for assessing materiality; rather, materiality is based on an assessment of all of the relevant facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.
The financial impact of the information is important, but strategic and other implications can also be equally important in determining whether information is Material Information. The definition, however, is broad enough to include rumors, matters of supposition, intentions of a person (including the Company) and information which is insufficiently definite to warrant disclosure to the public. Note also that you need not be an “insider” to have access to Material Information. You could learn it in passing in a corridor or in an elevator or at a dinner party.
Examples of Material Information may include:
●Historical or forecasted/projected revenues, losses, earnings guidance or other financial results;
●Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
●A proposed or pending joint venture or new significant contracts or partnerships;
●A Company restructuring or employee layoffs;
●Significant new products, services or features or other significant product developments;
●Imposition of a ban on trading in the Company’s securities or the securities of another company;
●Significant new contracts or partners or the loss of a significant contract or partner;
●Significant developments regarding the Company’s technology or business operations;
●Possible mergers, acquisitions, tender offers or dispositions of significant subsidiaries or assets;
●Major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
●Significant cybersecurity incidents or data breaches;
●Stock repurchase plans and public offering plans;
●Major marketing changes;
●Significant developments in borrowings, or financings or capital investments;
●Significant changes in financial condition, impending bankruptcy or asset value or liquidity issues;
●Changes in our Board or senior management;

Exhibit 19.1
●A change in auditors or notification that the auditor’s report may no longer be relied upon;
●Significant changes in corporate strategy;
●Changes in accounting methods and write-offs; and
●Stock offerings, stock splits or changes in dividend policy.
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in Material Information. Determination of what may constitute Material Information will depend upon the facts and circumstances in each particular situation.
“Nonpublic” means that the confidential information is not “generally available” and has not yet been shared broadly outside the Company. Please remember as well that we may possess confidential information relating to or belonging to another publicly traded company with which the Company does business, including our customers, suppliers, partners, collaborators or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our General Counsel or assume that the information is nonpublic and treat it as confidential. You should assume that information is generally available only if it has been filed with the U.S. Securities and Exchange Commission (“SEC”) and disclosed to the Australian Securities Exchange (“ASX”)..
Prohibited Activities and Other Restrictions
Insider Restrictions
The following is a list of prohibited activities for all Insiders:
●Trade our securities while in possession of any MNPI (unless the trade is pursuant to a properly established 10b5-1 Trading Plan in accordance with the terms of this Policy below).
●For Designated Insiders, trade our securities during a Blackout Period (unless the trade is pursuant to a properly established 10b5-1 Trading Plan in accordance with the terms of this Policy below). See the definition of “Blackout Period” below.
●Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our General Counsel.
●Give trading advice about the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
●Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
●Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock or otherwise limiting economic risk relating to the securities.
●Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
●Purchase our securities on the open market and trading the same on a short-term basis. For the purposes of this Policy, short-term trading includes acquiring securities (but not including the exercise of an option or sale of any grant under an equity incentive plan operated by the Company) with a view to selling the

Exhibit 19.1
securities within a 6 month period as well as selling securities with a view to repurchase within a 6 month period.
●Use or pledge our securities as collateral in a margin account or as collateral for a loan (e.g. margin lending or similar funding arrangements) unless the pledge has been pre-approved by the Board and in accordance with the procedures outlined below.
●Distribute our securities to limited partners, general partners or stockholders of any entity during a Blackout Period.
●Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company.
Additional Restrictions Applicable to Designated Insiders
In addition to the restrictions noted above:
Prior to trading our securities, Designated Insiders must also obtain pre-clearance from our Authorized Officers two (2) business days (US, Pacific Standard Time zone) prior to the proposed trade. To obtain pre-clearance, Designated Insiders must submit a pre-clearance request via the link found on their stock plan services account with the following required information and certification, which will be routed to our Authorized Officers for approval: (a) provide written notification of the amount and nature of the proposed trade to the Authorized Officers; and (b) certify no earlier than two (2) business days (US, Pacific Standard Time zone) prior to the proposed trade that you have no MNPI. If approved, the Designated Insider will receive email confirmation from or on behalf of the Authorized Officers approving the pre-clearance request, which approval can be granted or denied at their discretion. The Authorized Officers may also delegate the approval process at their discretion.
You may only trade the securities during the period specified in the email confirmation approving your request. Pre-clearance approvals expire two (2) full business days (US, Pacific Standard Time zone) after the approval date, unless the approval specifies a different date. Any pre-clearance approval can be withdrawn or refused by the Authorized Officers, the CEO or the Company in its discretion (and will be automatically deemed to have been withdrawn where the person seeking approval becomes aware of MNPI). For the avoidance of doubt, our Authorized Officers may not pre-approve their own trades, and each must obtain pre-clearance from the other and otherwise follow the procedures above.
Pre-clearance does not relieve you of your responsibility to avoid improper trading. The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment. Actions taken by the Company, the Authorized Officers and other members of the legal department do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this policy or with securities laws.
Executive officers and directors subject to the reporting obligations under Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), must immediately notify the General Counsel and equityadmin@life360.com of any transaction in the Company’s securities, including any exercise of stock options, to help comply with any required reporting requirements under Section 16.
Pledging
All Insiders are generally prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan without prior approval from the Board. Any Insider seeking to pledge securities must submit a request for pre-approval to the Board prior to the contemplated transaction, which transaction can only be made outside of a Blackout Period and when the Insider is not in possession of MNPI. The Board will consider whether the terms of the loan (and the associated pledge of shares) are sufficient to protect the Insider and the Company from a potential transfer by pledge at an inappropriate time,

Exhibit 19.1
including, for example, whether the terms of the loan include (i) a sufficient loan-to-value ratio, (ii) recollateralization provisions, (iii) limitations on pledging for speculative investments or hedging, and/or (iv) adequate notice terms and cure periods to either avoid foreclosure or satisfy disclosure obligations.
Other Legal Restrictions
The trading prohibitions contained in this Policy are specific to Insiders and are not the only stock-trading rules and regulations that you need to follow when dealing in securities. More generally, you should be aware of additional prohibitions and restrictions that may be set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by directors and executive officers subject to Section 16, compliance with Rule 144 under the Securities Act of 1933, as amended, and others), the provisions under the Australian Corporations Act, the ASX Listing Rules and any other applicable securities laws. Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our General Counsel.
When Trading is Allowed
Insiders who are not Designated Insiders and who are not in possession of MNPI may trade Company securities consistently with this Policy at any time. Designated Insiders can trade in our securities with pre-approval, outside a Blackout Period and in certain other circumstances described below:
Blackout Periods
Designated Insiders May Not Trade During a Blackout Periods:
●Quarterly Blackout Periods. Quarterly Blackout Periods will generally (i) begin at 11:59 pm (U.S. Pacific time) on the fifteenth (15th) calendar day before the end of each fiscal quarter and (ii) end after two (2) full U.S. trading days have elapsed since the public dissemination of the Company’s financial results in the U.S. in a Form 10-K or Form 10-Q, as applicable. The quarterly Blackout Periods may commence early or may be extended if, in the judgment of either Authorized Officer there exists undisclosed information that would make trades by the Company’s Designated Insiders inappropriate. It is important to note that the fact that a quarterly Blackout Period has commenced early or has been extended should be considered MNPI that should not be communicated to any other person.
All other Insiders may trade in the Company’s Securities at any time, subject to the below:
●Even Outside of a Blackout Period, No One Is Allowed To Trade While in Possession of MNPI. Even outside of Blackout Periods, Designated Insiders and other Insiders still may not trade our securities if they possess MNPI at that time. An Insider who possesses MNPI may only trade our securities after two (2) full U.S. trading days have elapsed following our widespread public release of that MNPI.
●Additional Blackout Periods. Our Authorized Officers may designate special trading Blackout Periods that apply to specific individuals or groups of people. No identified individuals or groups of people may trade our securities during any such Blackout Period. Additionally, no one may tell anyone that a special Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
Exceptions to Prohibited Activities
The trading restrictions of this Policy do not apply to the following:
●10b5-1 Automatic Trading Program. Establishing a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “10b5-1 Trading Plan”). So long as a 10b5-1 Trading Plan is properly established and effective under applicable law, purchases and sales of the

Exhibit 19.1
Company’s stock that is publicly traded on the Nasdaq Stock Market or other U.S. national securities exchange pursuant to that Trading Plan are not subject to this policy. To be properly established, an eligible person’s 10b5-1 Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when the Company was not in a Blackout Period and they were not otherwise aware of any MNPI relating to the Company or the securities subject to the 10b5-1 Trading Plan. Moreover, all 10b5-1 Trading Plans must be approved by the Company.
●401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
●Options. Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plan and that does not involve a sale of shares in the open market. You may also freely pay taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net settlement arrangements pre-approved by the Company for the payment of taxes upon the exercise of stock options so long as it does not involve a sale of shares in the open market. For the avoidance of doubt, the sale of any shares after exercising Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”), are subject to trading restrictions under this Policy.
●RSUs. Disposition of RSUs for non-discretionary, automatic tax withholdings initiated and pre-approved by the Company for the payment of taxes upon the vesting of RSUs. The sale of any shares received following vesting of RSUs is subject to trading restrictions under this Policy.
●Estate Planning. Transfers of securities in connection with bona fide estate planning purposes, such as a transfer to or from a family trust or partnership. However, Section 16 Officers and Designated Insiders must get pre-approval from the Authorized Officers to transfer any Company securities.
●Charitable Donations. Making gifts or charitable contributions of securities when such transfer is pre-approved by the Authorized Officers.
Notification of trade
As soon as practicable, and in any event within one business day following a trade, executive officers, directors and their associates are required to notify the General Counsel and equityadmin@life360.com of the details of the trade, including the number and price of the securities involved.
There are Significant Consequences for Violating Insider Trading Laws
The consequences of violating the insider trading laws can be severe.
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Under U.S. securities laws, people who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil fines of up to three times the profit made or loss avoided, pay criminal penalties, or serve a prison term. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control, or (in the case of directors) be disqualified from managing a corporation.
Under Australian law natural persons who engage in insider trading may face fines in excess of AUD 1.56 million (or three times the benefit obtained or the losses avoided), and/or jail terms of up to 15 years.

Exhibit 19.1
Consequences of Violating This Policy
A breach of this Policy will be regarded as serious misconduct. Anyone who violates this Policy may be subject to disciplinary measures, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy in the Company’s sole discretion. The Company may be required to notify relevant authorities of a breach of this Policy.
Administration and interpretation
The Authorized Officers will administer this Policy and enforce compliance as needed. The Authorized Officers may designate other individuals to perform their duties under this Policy.
The General Counsel shall have the authority to interpret this policy and all related policies and procedures, in their discretion, to the extent consistent with the general purpose of this policy and applicable securities laws.Neither the Company nor the Authorized Officers will be liable for any act made under this Policy. Neither the Company nor each Authorized Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
Reporting Violations
Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our General Counsel. If you want to submit a concern or complaint regarding a possible violation of this Policy anonymously, you should follow the procedures outlined in our Whistleblower Policy.
Changes to This Policy
Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations. Ministerial changes that do not change the substance of this Policy are delegated by the Board to the General Counsel.

Exhibit 19.1
Exhibit A
Designated Insiders
All executive officers
All directors
All Vice President level employees and above
All administrative assistants to an executive officer, director or Designated Insider
All members of the legal function that prepare (or assist with preparing) SEC filings and earnings materials
All members of the Investor Relations function that assist with preparing earnings releases
All members of the Disclosure Committee
All designated members of the Finance and Accounting functions
All other individuals notified to be a Designated Insider by the General Counsel and/or the Chief Financial Officer